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                                                                    EXHIBIT 99.1

                           [LETTERHEAD OF ENER1, INC.]

To the Shareholders of Ener1, Inc.:

         Ener1, Inc. ("Ener1"), Ener1 Acquisition Corp., a wholly-owned subsidiary of Ener1 ("Acquisition") and Splinex Technology, Inc. ("Splinex") entered into a merger agreement in June 2004. In accordance with the merger agreement, Acquisition has merged with and into Splinex. Ener1 received 5,000,000 shares of Splinex common stock in the merger and has declared a dividend of these shares of Splinex common stock to the Ener1 shareholders of record as of __________ (the "Distribution"). Ener1 shareholders will receive approximately _______ shares of Splinex common stock for each share of Ener1 common stock they own as of _____________.

         After the Distribution, Ener1 shareholders and the current Splinex stockholder will own 5% and 95%, respectively, of the outstanding common stock of Splinex. Splinex is a public company subject to the reporting requirements of the Securities Exchange Act of 1934. Splinex's common stock is not listed on an exchange or quoted on Nasdaq. Splinex intends to seek to have market makers sponsor its common stock for quotation on the Over-the-Counter Bulletin Board.

         ENER1 SHAREHOLDERS ARE NOT REQUIRED TO TAKE ANY ACTION IN CONNECTION WITH THE MERGER OR THE DISTRIBUTION. Ener1 shareholders do not need to make any payment for the shares of Splinex common stock they will receive in the Distribution, nor do they need to surrender or exchange Ener1 common stock in order to receive Splinex common stock.

         __________ is the exchange agent for the Distribution. The exchange agent will deliver to you:

         o a book-entry statement or certificates evidencing the number of whole shares of Splinex common stock that you have the right to receive; and

         o the amount of dividends and other distributions, if any, with a record date after the effective time of the merger that became payable with respect to such shares of Splinex common stock.

         The enclosed document is a registration statement on Form S-1 that registers the Splinex common stock issued in the merger. It contains important information describing the terms of the merger, the Distribution and Splinex. I ENCOURAGE YOU TO READ THE FOLLOWING DOCUMENT CAREFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7.

         Thank you for your continued support.

                                         Sincerely,

                                         /s/ Kevin P. Fitzgerald
                                         -------------------------------------
                                         Kevin P. Fitzgerald
                                         Chairman & Chief Executive Officer
                                         Ener1, Inc.